                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            McFarland Energy, Inc.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                            McFarland Energy, Inc.
- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                             MCFARLAND ENERGY, INC.

                            10425 SO. PAINTER AVENUE
                          SANTA FE SPRINGS, CA  90670

                              ____________________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 30, 1996

                              ____________________



TO THE SHAREHOLDERS OF MCFARLAND ENERGY, INC.

     The annual shareholders' meeting will be held at the Whittier Hilton, 7320 Greenleaf Avenue, Whittier, California, on May 30, 1996 at 10:00 a.m., for the following purposes:

     1. The election to the Board of one class of directors consisting of two Directors;

     2. To act upon a proposal to approve and adopt the 1996 Incentive Stock Plan; and

     3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 28, 1996 as the record date for the shareholders entitled to the notice of, and to vote at, such meeting.

     You are cordially invited to attend the meeting in person. IF YOU CANNOT DO SO, IT IS IMPORTANT THAT YOU FILL IN, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

                                      By order of the Board of Directors



                                               SILVIA D. NELSON
                                                  Secretary


March 28, 1996

                                PROXY STATEMENT
                              ____________________

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 30, 1996
                              ____________________

                      SOLICITATION AND REVOCATION OF PROXY



     The following information is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the Board of Directors of McFarland Energy, Inc. ("Company") for use at the Annual Meeting of Shareholders of the Company to be held on May 30, 1996 and at any adjournment or adjournments thereof ("Meeting").

     Any shareholder who has given a proxy may revoke it any time prior to its exercise at the Meeting (1) by mailing or by delivering, at or prior to its exercise at the Meeting, to the corporate secretary of the Company, (a) an executed instrument revoking such proxy, or (b) an executed proxy bearing a later date, or (2) by appearing at the Meeting, revoking his or her proxy, and voting in person. Any written notice revoking a proxy should be sent to the principal office of the Company to the attention of the corporate secretary. The mere presence at the Meeting of a person who has given a proxy will not revoke such proxy.

                             VOTING AT THE MEETING

     The Common Shares represented at the Meeting by properly executed proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, the shares will be voted by the Company in favor of the election of the directors named herein.

     Abstentions may be specified on all proposals submitted to a shareholder vote other than the election of directors. Abstentions will be counted as present for purposes of determining the existence of a quorum regarding the proposal on which the abstention is noted. The election of each nominee for director requires a plurality of the votes cast.

     The Company will bear the costs of solicitation of proxies. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies in person, by telephone, telegram or other means and such person shall be reimbursed by the Company for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about April 12, 1996.

                               VOTING SECURITIES

     The Company is authorized to issue 10,000,000 $1.00 par value Common Shares. The Company on March 28, 1996 had 5,643,734 outstanding shares of Common Stock, all of which will be entitled to vote at the Meeting and any adjournments thereof. The holders of the Company's Common Shares are entitled to one vote for each share of such stock held of record by them.

     The following table sets forth, as of March 28, 1996, the information with respect to ownership of the Company's Common Shares by each person known by the Company to own beneficially, or have options exercisable on March 28, 1996 and options which will become exercisable within sixty days thereafter to purchase, shares which represent more than 5% of the Company's Common Shares, and of all directors and officers as a group:

                                                             AMOUNT AND NATURE
      NAME AND ADDRESS                                         OF BENEFICIAL       PERCENT
    OF BENEFICIAL OWNER                                          OWNERSHIP         OF CLASS
    -------------------                                      -----------------     --------

WHITE RIVER.................................................      685,200 (A)(C)     12.1%
777 Westchester Avenue, Suite 201
White Plains, NY  10604

McFARLAND FAMILY TRUST......................................      563,696 (B)         9.9%
10425 So. Painter Avenue
Santa Fe Springs, CA  90670

DAVID L. BABSON & CO. ......................................      537,300 (C)         9.5%
One Memorial Drive
Cambridge, MA  02142-1300

FUND AMERICAN ENTERPRISES HOLDINGS, INC. ...................      400,000 (C)(D)      7.1%
The 1820 House, Main Street
Norwich, VT  05055-0850

CROFT-LEOMINSTER, INC. .....................................      294,600             5.2%
207 E. Redwood Street
Baltimore, MA  21202

All Directors and Officers as a Group (10 persons)..........      495,504             8.8%

(A) Prior to December 22, 1993, White River Corporation ("WRC") was a wholly-owned subsidiary of Fund American Enterprises Holdings, Inc. ("FAEH"), formerly Fireman's Fund Corporation. WRC purchased the shares of the Company from FAEH on September 24, 1993 as part of the initial capitalization of WRC. In October 1993, FAEH provided the Company with a letter which stated that WRC had agreed to be bound by all the obligations of FAEH as set forth in that certain Letter Agreement dated September 1, 1989, between FAEH and the Company (the "Letter Agreement"). The Letter Agreement provides that for a period of no less than five years FAEH (a) will not buy Company's shares without its consent if the purchases would increase FAEH's holding above 15%; (b) if by Company's actions the percentage ownership would be increased to more than 15% of the common stock, and if Company asks FAEH, FAEH will sell back to Company, at a price both parties consider reasonable, enough stock to hold the shares owned by FAEH to 15%; (c) FAEH will continue to support Company's current senior management and Board of Directors at shareholder meetings and will vote as Company asks; and (d) FAEH will not sell its shares as a block without first discussing with Company and in a manner amenable to Company. On January 4, 1993 the principal terms of the Letter Agreement were extended to January 4, 1998 in conjunction with the Company's refinancing of its $2.6 million convertible note through FAEH. The newly issued convertible note had a conversion rate of one share of Common Stock for each $6.50 principal amount and was convertible by FAEH after January 4, 1994. Provisions (a) and (b) of the Letter Agreement were amended to exclude any shares issued upon conversion of the convertible note.

(B) As part of the transaction whereby the Company acquired Carl Oil & Gas Co., L.C. McFarland and William E. Carl entered into a Shareholder Agreement dated July 15, 1988, as amended, which provides that Mr. Carl will not sell a substantial number of his shares except in a registered or open market transaction or to a related party without first offering his shares to the Company. In the event Mr. L. C. McFarland's estate sells a substantial number of its shares in a transaction that would constitute a change of control of the Company, Mr. Carl has the right to sell his shares on the same terms. The Shareholder Agreement is in effect until either Mr. Carl or Mr. McFarland's estate cease to be the beneficial owner of three percent (3%) or more of the outstanding common shares of the Company and is binding upon their assigns, successors in interest, personal representatives, estates, heirs, and legatees.

(C) Based upon Schedules 13D or 13G as filed with the Securities and Exchange Commission.

(D) On January 29, 1996, the Company converted the $2.6 Million convertible note held by FAEH into 400,000 shares of Company Common Stock. These unregistered shares are subject to all of the provisions of the Letter Agreement identified in Note (A) above, as amended.


                      PROPOSAL 1:  ELECTION OF DIRECTORS

     The Board of Directors consists of seven members divided into three classes. Two directors, as set forth hereafter, are to be elected at the Meeting. Mr. Barclay Simpson, who has served on the Board of Directors since 1972, will be retiring from the Board as of the meeting date. The remaining five directors presently serving will continue to serve as set forth hereafter. The proxy holders will vote the proxies received by them for the following two nominees for a term of three years and until their successors are duly elected and qualified unless authorization to vote for election of directors has been withheld.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                     FOR THREE-YEAR TERM EXPIRING IN 1999
                -----------------------------------------------

                                                          SHARES OF
                                                         COMMON STOCK
                        PRINCIPAL              DIRECTOR  BENEFICIALLY       OUTSTANDING
NAME                    OCCUPATION        AGE   SINCE       OWNED(1)          PERCENT
- ----                    ----------        ---  --------  ------------       -----------
John C. Capshaw    Retired Business        63    1994     5,000(13)              *
(3)(4)             Executive

John B. Pollara    President and Chief     48     ---       -0-                  *
(5)                Executive Officer of
                   Zieman Manufacturing
                   Company

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                                                                   SHARES OF
                                                                 COMMON STOCK
                            PRINCIPAL                DIRECTOR    BENEFICIALLY      OUTSTANDING
       NAME                OCCUPATION         AGE     SINCE       OWNED(1)(2)        PERCENT
       ----           ---------------------   ---    --------  ------------------  ------------
                                     TERM EXPIRING IN 1997
William E. Carl       Vice Chairman and       70     1988      184,362(11)(13)        3.2%
(3)(9)(10)            former President of
                      Company's subsidiary,
                      Carl Oil & Gas Co.

J. C. McFarland       Chairman of the Board   49     1982      175,795(12)            3.1%
(10)                  and Chief Executive
                      Officer

Daniel J. Redden      Business Executive      54     1986        6,100(13)             *
(6)(10)

                                     TERM EXPIRING IN 1998
Herbert M. Rome       Retired Business        69     1992       18,542(13)             *
(3)(6)(7)             Executive

Daniel E. Pasquini    Business Executive      53     1994        3,000(13)             *
(6)(8)

_________________
    *Less than one percent
(1) Does not include the shares in the Employee Retirement Savings and Stock Ownership Plan.
(2)  Includes shares owned by spouses.
(3)  Member of Audit Committee of the Board of Directors.
(4) In 1993, Mr. Capshaw retired from Hadson Energy Resources Corporation where he had held the positions of Chairman, Chief Executive Officer and President. Prior to Hadson Energy Resources Corporation, Mr. Capshaw served as Chief Executive Officer and President of UMC Petroleum Corporation from 1988 to 1989.
(5) Mr. Pollara currently serves as the President and Chief Executive Officer and is part owner of Zieman Manufacturing Company. Zieman Manufacturing is a leading manufacturer of recreational and equipment hauling trailers.
(6)  Member of the Compensation Committee of the Board of Directors.
(7) From 1978 until he retired in 1991, Mr. Rome held the position of Executive Vice President of Eldon Industries, Inc. He also served on Eldon Industries, Inc.'s Board of Directors from 1979 through 1990.
(8) Mr. Pasquini was elected to serve on the Board of Directors on October 20, 1994. From 1987 through 1994, Mr. Pasquini held the position of President and Chief Executive Officer of Fortune Petroleum Corporation. Fortune Petroleum is an independent energy company primarily engaged in the acquisition, operation, production and development of domestic oil and gas properties with its principal operations located in Texas and Louisiana.
(9) Elected to the Board of Directors in September, 1988 pursuant to the terms of the Shareholder Agreement discussed in Note (B) to "Voting Securities". Since July 1988, Mr. Carl had been President of Carl Oil & Gas Co., a wholly-owned subsidiary of the Company. Carl Oil & Gas Co. was merged into the Company on December 19, 1995. For more than five years prior to that time,

     Mr. Carl was President of Carl Oil & Gas Co., a privately owned company engaged in oil and gas exploration and production.
(10) Member of the Nominating Committee of the Board of Directors.
(11) See Note (B) to "Voting Securities".
(12) Includes 100,500 shares which are purchasable upon exercise of outstanding stock options.
(13) Includes 3,000 shares which are purchasable upon exercise of outstanding stock options.

     Unless otherwise noted, each of the directors has had the same principal occupation during the past five years.


Directors' Compensation

     The Company does not pay any salaried employee of the Company additional compensation for service on the Board of Directors or any Board committee. For directors who are not salaried employees of the Company, the presently established fee is $1,000 for attending meetings of the Board. The fee for attending meetings of the Audit, Compensation and Nominating Committees is $500 if a meeting occurs on the same day as a regularly scheduled Board meeting, however, if a meeting occurs on a day separate from a Board meeting, the fee is $1,000. In addition, except for any salaried employee or retained consultant, directors receive an annual retainer of $5,000. The Company entered into a two-year Consulting Agreement with William E. Carl, which is described in further detail hereafter under the heading "Transactions with Management and Others".

     Pursuant to the Non-Employee Director Stock Option Plan, each non-employee director receives an initial option to purchase 2,000 shares of Company Common Stock. Annually, thereafter, options to purchase 1,000 shares of common stock are granted to each non-employee director. The option exercise price is equal to the fair market value of the Company's common stock on the date of grant. The options are exercisable immediately after grant date.

Meetings of the Board of Directors

     During the calendar year 1995, the Board of Directors held seven meetings. In 1995 the Compensation Committee held three meetings, the Audit Committee held two meetings and the Nominating Committee met once.


Committees of the Board of Directors

     The Board of Directors maintains standing Audit, Compensation and Nominating Committees. The purpose and objective of the Audit Committee is to provide assistance and advice to the directors in connection with corporate accounting, auditing and reporting practices and to facilitate communication between the Board and the independent auditors of the Company. It meets periodically with management and external auditors and reviews the Company's accounting policies and internal controls. The committee recommends the firm of independent accountants to be retained by the Company, and approves all material non-audit services provided by them.

     The Compensation Committee's functions are to review the Company's policies and programs for the development of management personnel; to make recommendations to the Board with respect to any proposals for compensation or compensation adjustments for other elected officers of the Company; from time to time to delegate to the chief executive officer authority to act on compensation or compensation adjustment of other executives of the Company; to administer the Company's stock option plans; and to make recommendations to the Board with respect to directors' compensation.

     The Nominating Committee considers and makes recommendations to the Board as to the number of directors to constitute the whole Board, the names of persons whom it concludes should be considered for Board membership, and recommends matters relating to the selection, tenure and retirement of directors.

Reports under Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the NASDAQ National Market System and to furnish the Company with copies.

     Based on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with except that one report, covering one transaction, was filed late by Mr. J. C. McFarland.


                             EXECUTIVE COMPENSATION

Cash Compensation

     The following tables set forth, for the fiscal year ended December 31, 1995, certain information concerning compensation paid to or accrued for all executive officers who were serving as executive officers during 1995 and whose annual salary and bonus exceeded $100,000 in the current fiscal year.


                                           SUMMARY COMPENSATION TABLE
                                           --------------------------
                                                                                  Long Term
                                                    Annual Compensation          Compensation
                                                 -------------------------    ------------------
                                                                                 No. of Shares
                                                                              Underlying Options    All Other
                                                  Salary            Bonus           Granted      Compensation(1)
Name and Principal Position        Year            ($)               ($)              (#)              ($)
- ---------------------------        ----          --------          -------    ------------------ ---------------
J. C. McFarland                    1995          $182,896          $82,300          15,000          $10,500
  Chairman of the Board            1994          $166,322          $77,700          13,500          $ 7,582
  and Chief Executive Officer      1993          $166,259          $    --              --          $11,352

Ronald T Yoshihara                 1995          $101,276          $42,100           7,000          $ 8,861
  Vice President and               1994          $ 92,122          $36,050           5,000          $ 6,753
  Treasurer                        1993          $ 92,091          $    --              --          $ 6,446

Robert E. Ransom                   1995          $ 93,625          $30,200           6,000          $ 8,493
  Vice President --                1994          $ 87,115          $31,800           5,000          $ 6,385
  Corporate Development            1993          $ 87,085          $    --              --          $ 6,656

(1) Amounts represent the matching contributions made by the Company under its Employees Savings and Stock Ownership Plan.

                                                 OPTION GRANTS IN 1995
                                                 ---------------------
                                                                                        Potential Realizable Value at
                                                                                     Assumed Annual Rates of Stock Price
                                              Individual Grants                        Appreciation for Option Term(3)
                            ----------------------------------------------------     -----------------------------------
                                          % of Total
                                           Options
                            Options        Granted      Exercise
                            Granted     to Employees     Price        Expiration
       Name                 (#)(1)         in 1995     ($/Sh)(2)         Date              5%               10%
- ------------------          -------     ------------   ---------      ----------         -------          --------
J. C. McFarland             15,000          20%          $6.25          1/11/05          $59,062          $149,063

Ronald T Yoshihara           7,000           9%          $6.25          1/11/05          $27,563          $ 69,563

Robert E. Ransom             6,000           8%          $6.25          1/11/05          $23,625          $ 59,625

(1) Option holders vest in the granted options at the rate of 25% per year, commencing on the first anniversary of the grant date.

(2) All options were granted at the Company's Common Stock fair market value on date of grant.

(3) These columns present hypothetical future values of the stock obtainable upon exercise of the options net of the option's exercise price, assuming that the market price of the Company's common stock appreciates at a five and ten percent compound annual rate over the ten year term of the options. The five and ten percent rates of stock price appreciation are presented as examples pursuant to the Securities and Exchange Commission Rules and do not necessarily reflect management's assessment of the Company's future stock price performance. The potential realizable values presented are NOT intended to indicate the value of the options.

                                         AGGREGATED OPTION EXERCISES IN 1995
                                         -----------------------------------
                                       AND YEAR ENDED DECEMBER 31, 1995 VALUES
                                       ---------------------------------------
                                                                                                Dollar Value of
                                                         Number of Shares Underlying              Unexercised
                                                              Unexercised Option              In-The-Money Options
                          Number of        Dollar              Held at Year End                  At Year End(1)
                       Shares Acquired     Value         ----------------------------     -----------------------------
       Name              on Exercise      Realized       Exercisable    Unexercisable     Exercisable     Unexercisable
- ------------------     ---------------    --------       -----------    -------------     -----------     -------------
J. C. McFarland               -0-          $  -0-          71,000          29,500          $216,688          $71,750

Ronald T Yoshihara            -0-          $  -0-          30,500          12,500          $ 90,914          $31,586

Robert E. Ransom            1,500          $4,688          27,625          10,875          $ 83,188          $25,688

(1) The amounts represent the difference between the fair market value of the Common Stock on December 31, 1995 of $7.625 and the option exercise price.

                                                  TEN-YEAR OPTION REPRICING
                                                 -------------------------
                                                                                                                Length of
                                                          Market Price                                        Original Option
                                             Number        of Stock at     Exercise Price          New        Term Remaining
                                           of Options        Time of          at Time            Exercise       at Date of
       Name                  Date            Amended        Amendment       of Amendment          Price          Amendment
- ------------------          -------        ----------     ------------     --------------        --------     ---------------
J. C. McFarland             6/12/92          46,000          $4.13          $8.00-$10.00          $4.13          4-9 Years

Ronald T Yoshihara          6/12/92          19,000          $4.13          $8.00-$10.00          $4.13          4-9 Years

Robert E. Ransom            6/12/92          20,500          $4.13          $8.00-$10.00          $4.13          4-9 Years

     At the May 29, 1992 Annual Meeting of Shareholders, the shareholders approved an amendment to the 1986 and 1989 Stock Option Plans to permit the Company to exchange options previously granted to officers and employees under the Plans on such terms and conditions as the Board of Directors or its Compensation Committee may determine within the confines of the Plans. The purpose of the authority to authorize an exchange of outstanding options was to restore the incentive value of the options previously granted to officers and employees in light of the dramatic market correction that occurred for the Company as well as other oil and gas companies in 1991. The Company had experienced a weak oil and gas market, which had contributed to a decline in the market price of the Company's common stock. As a result of these conditions, salaries of all management personnel were "frozen" in 1991. The amendment to the Plans was intended to provide further incentives to participating officers and employees to improve the profit position of the Company. In addition, the Company believes that providing an opportunity to officers and key employees to develop a proprietary interest in the Company will aid the Company in obtaining and retaining the services of individuals of outstanding ability.

     The Board of Directors, through its Compensation Committee engaged Strategic Compensation Associates ("SCA") to advise it on the appropriate method and formula to apply to an exchange. Utilizing the "Black-Scholes" options valuation model, and considering the above stated purpose of the Board, SCA concluded that a two for one exchange ratio would properly provide for shareholder interests. On June 12, 1992, the Board of Directors approved an exchange ratio of two outstanding options for the issuance of one new option with an exercise price of $4.13, the Company's Common Stock fair market value on date of grant. Option holders vest in the new options at the rate of 25% per year, commencing one year after the date of grant.

Employment Agreements

     The Company has entered into employment agreements with Messrs. McFarland, Yoshihara and Ransom and certain other key employees. The initial term of each employment agreement expires on December 31, 1999, or twenty-four months following a "Change in Control" (as defined below). Mr. McFarland's agreement provides that if he is terminated as a result of a Change in Control, he will receive a lump sum amount equal to two times his base salary, including any bonus, and is entitled to receive medical benefits for a two year period. In the event Mr. McFarland is terminated without "Good Cause" (as defined below), the agreement provides that he will be entitled to receive a lump sum amount equal to two weeks salary for every year of service and medical benefits for the same number of weeks as the number of weeks of salary he is entitled to receive. Mr. Yoshihara's and Mr. Ransom's agreements provide for a lump sum payment in the event of a Change in Control equal to one and one-half times their base salary, including bonus; while the agreements for the key employees provide for lump sum payments equal to one times base salary, including bonus. The agreements entered into with Messrs. Yoshihara and Ransom and other key employees are identical to Mr. McFarland's agreement with respect to the formula for the calculation of lump sum payments received if terminated without Good Cause.

     Under the agreements, a "Change in Control" is defined as an occurrence of an event whereby (i) the Board of Directors in office on the date of the agreement cease to constitute a majority; (ii) any person or group becomes the beneficial owner of 35% or more of the combined voting power of the Company's outstanding securities; or (iii) the Company merges or combines into another corporation. Under the agreements, termination with "Good Cause" shall mean that any of the following conditions are met: (i) grounds exists to terminate the employment of the individual pursuant to California Labor Code Section 2924;
(ii) the individual engages in serious or willful misconduct which is detrimental to the interests of the employer or its stockholders; or (iii) the individual willfully refuses to carry out the directions and responsibilities assigned to him.

                               PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock to that of the NASDAQ Non-Financial Stock Index and a group of ten peer companies engaged in oil and gas exploration and production and with comparable market capitalizations. The Company's peer group index includes Alexander Energy Corp., American Exploration Co., Berry Petroleum Co., Coho Energy Inc., Equity Oil Co., Maynard Oil Co., Nahama & Weagant Energy Co., Patrick Petroleum Co., Plains Resources Inc., and Wiser Oil Co. (Note: Nahama & Weagant Energy Co. was dropped from the peer group index in 1995 as it filed for bankruptcy in 1994 and its assets were subsequently liquidated.) The graph assumes the value of the investment in McFarland Common Stock and each index as $100 on December 31, 1990 and that all dividends were reinvested.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
       AMONG McFARLAND ENERGY INC., PEER GROUP AND NASDAQ NON-FINANCIAL

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           MCFARLAND                   NASDAQ
(Fiscal Year Covered)        ENERGY, INC.   PEER GROUP   NON-FINANCIAL
- -------------------          ------------   ----------   -------------
Measurement Pt-  12/31/90    $100           $100         $100
FYE 12/31/91                 $41.18         $84.75       $160.98
FYE 12/31/92                 $51.47         $90.64       $176.09
FYE 12/31/93                 $60.29         $84.55       $203.33
FYE 12/30/94                 $75.00         $77.73       $194.86
FYE 12/29/95                 $89.71         $87.70       $268.17


     The stock price performance depicted in the above graph is not necessarily indicative of future price performance. The Performance Graph will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates same by reference.

Compensation Committee Report

     The Compensation Committee of McFarland Energy, Inc. is responsible for defining, implementing and monitoring the policies and programs which govern executive compensation and recommends appropriate actions to the Board of Directors. The policy of the Committee is to provide a compensation program that will attract, motivate and retain executives of outstanding ability and will foster dedication to the long-term interests of the Company. The Compensation Committee utilizes oil and gas industry analyses of peer group compensation programs, external consultant input and historic Company compensation data to form its conclusions for compensation program actions.

     Compensation for executives is comprised of three elements: base salary, incentive compensation and stock options. The objective of the Compensation Committee in creating this program is to maintain a competitive industry posture, to reward performance as demonstrated by the attainment of business objectives and to align the interests of executives with those of shareholders.

     The base salaries of executives are reviewed annually and adjustments, if any, are based primarily on individual and Company performance. Length of service and cost of living are also considered. The general policy of the Compensation Committee is to establish competitive base salaries that approximate industry averages.

     Effective January 1, 1993, the Board of Directors approved and implemented a new Management Incentive Compensation Plan ("Incentive Plan"). The Incentive Plan established annual companywide goals for oil and gas production quantities and production cost levels, as well as individual performance goals for each plan participant. The Incentive Plan limited total distributions to a maximum of 8% of Company net cash flow and provided that no incentive payments would be made to executives unless the Company reported certain levels of pretax profit. Effective January 1, 1994, the Compensation Committee modified the Incentive Plan to include a component for the Company's exploration activities and to reduce the maximum distribution limit to 6% of net cash flow, before exploration activities. Goals are established by the Compensation Committee and are based primarily on the annual budget plan. In order to achieve maximum payout, plan goals must be substantially exceeded. Individual goals are established for each participant, and executive officer goals include a factor based on Company stock price performance.

1995 Compensation of Chief Executive Officer
- --------------------------------------------

     In 1995, Mr. J.C. McFarland received a 10% increase in his base salary to $176,000 recognizing the Company's excellent financial and operational performance in 1994.

     For 1996, Mr. McFarland received a 4% increase in his base salary to $183,000 in recognition of his efforts in 1995 in leading the Company to another year of outstanding financial and operational results and significant growth. In 1995, the Company recorded record crude oil and natural gas production and achieved its lowest per unit lifting costs in the last sixteen years. In addition, the Company settled its lawsuit with Chevron U.S.A. Inc., netting in excess of $17 Million after fees and costs. At the end of 1995, the Company reported record year-end reserves in terms of barrel equivalent volumes and the highest net present value for its reserves in the last ten years. These performance factors, along with the 20% increase in the Company's common stock price at the end of 1995, were considered in the evaluation of Mr. McFarland's base salary adjustment for 1996. The Compensation Committee believes that Mr. McFarland's base salary is in line with his level of responsibility, as well as salaries paid to chief executive officers of other oil and gas industry peer companies.

Incentive Compensation
- ----------------------

     Under the Management Incentive Compensation Plan ( "Incentive Plan" ), Mr. McFarland received a bonus of $82,300 for 1995. Under Mr. McFarland's leadership, the Company met its 1995 production target and exceeded its targets for operating cash flow and per unit lifting costs. Pursuant to the Incentive Plan, these targets, along with an exploration factor, are established by management and approved by the Board of Directors at the beginning of each year. Based on Mr. McFarland's individual performance rating and the companywide performance factors, his bonus for 1995 represented 58% of the maximum achievable payout under the Incentive Plan calculation.

Stock Options
- -------------

     Stock options are intended to provide long-term incentive for the continuing growth, success and value of the Company and to directly link the interests of the option holders with those of the shareholders. The Compensation Committee is dedicated to creating programs that will address the continuing success and value of the Company to its shareholders and its employees. The Committee believes that attracting, motivating and retaining outstanding executives is central to this dedication.

     Mr. McFarland was granted 15,000 options in 1995.

     Section 162(m) of the Internal Revenue Code, which became effective in 1994, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer or the four other most highly compensated executive officers. Certain exceptions are provided for non-discretionary, performance-related compensation. Based on their understanding of Section 162(m) in the context of the compensation programs of the Company, the Compensation Committee considers it unlikely that the compensation level of any executive officer will exceed the deductibility limits under Section 162(m).

     The Compensation Committee will continue to monitor the compensation programs of the Company in light of the potential impact of Section 162(m), to the extent it is determinable. The Compensation Committee's general intent is to design and administer the Company's compensation programs in a manner that will preserve the deductibility of compensation payments to executive officers.


                                           Compensation Committee


                                           Daniel J. Redden, Chairman
                                           Daniel E. Pasquini
                                           Herbert Rome
                                           Barclay Simpson


     The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates same by reference.

            PROPOSAL 2:  ADOPTION OF THE 1996 INCENTIVE STOCK PLAN

     There will be presented at the meeting a proposal to adopt the 1996 Incentive Stock Plan ("Plan"). The Plan replaces the 1986 Stock Option Plan, which by its terms expired on March 5, 1996. The Company's experience with stock options has convinced the Board of Directors of the important role of stock options and other stock-based incentives in retaining the services of outstanding personnel and in encouraging such employees to have a greater financial investment in the Company.

     The proposed Plan is set forth in Exhibit "A". Primary aspects of the proposed Plan are as follows.

General Information
- -------------------

     The Plan would authorize the Compensation Committee of the Board of Directors ("Committee") to grant (i) incentive stock options under the Internal Revenue Code of 1986, (ii) nonqualified stock options, (iii) stock appreciation rights, (iv) performance share awards and (v) restricted stock grants to regular employees of the Company, its subsidiaries, joint ventures or affiliates who are designated by the Committee. There are approximately twenty employees eligible to participate in the Plan.

     The aggregate number of shares of the Company's Common Stock that may be issued or transferred to grantees under the Plan shall not exceed 260,000 shares plus shares authorized but unissued under the 1986 Stock Option Plan and the 1989 Stock Option Plan. Options may be granted under the 1989 Stock Option Plan until it expires on March 22, 1999; any outstanding options or other benefits under that plan may be exercised in accordance with the terms thereof. If there is a stock split, stock dividend or other relevant change affecting the Company's shares, appropriate adjustments will be made in the number of shares that may be issued or transferred in the future and in the number of shares and price in all outstanding grants made before such event. If shares under a grant are not issued or transferred, those shares would again be available for inclusion in future grants. Payment of cash in lieu of shares would be considered an issuance or transfer of the shares. On March 28, 1996, the closing price of the company's Common Stock on the NASDAQ National Market was $8.125.

Grants Under the Plan
- ---------------------

     Stock Options. The committee may grant options qualifying as incentive stock options under the Internal Revenue Code of 1986, other statutory stock options and nonqualified stock options. The term of an option shall be fixed by the Committee. The option price shall not be less than the fair market value of the Company's Common Stock on the date of grant.

     Stock Appreciation Rights. The Committee may grant stock appreciation rights ("SARs") either singly or in combination with an underlying stock option under the Plan. The term of a SAR may be fixed by the Committee. SARs entitle the grantee to receipt of the same economic value that would have been derived from exercise of an option. Payment may be made in cash, in shares or a combination of both at the discretion of the Committee. If a SAR granted in combination with an underlying stock option is exercised, the right under the underlying option to purchase shares would terminate.

     Performance Share Awards. The Committee may grant Performance Share Awards under which payment may be made in shares of the Company's Common Stock, a combination of shares and cash if the performance of the Company or any subsidiary, division or affiliate of the Company selected by the Committee meets certain goals established by the Committee during an award period. The Committee would determine the goals, the length of an award period, the maximum payment value of an award and the minimum performance required before a payment would be made. The Committee may revise the goals and the computation of payment at any time to account for unforeseen events which occur during an award period and which have a substantial effect on the performance of the Company, subsidiary or division.

     In order to receive payment, a grantee must remain in the employ of the Company until the completion of the award period, except that the Committee may provide complete or partial exceptions to that requirement as it deems equitable.

     Restricted Stock Grants. The Committee may also award shares under a Restricted Stock Grant. The grant would set forth a restriction period during which the grantee must remain in the employ of the Company in order to retain the shares under grant. If the grantee's employment terminates during the period, the grant would terminate and the grantee would be required to return the shares to the Company. However, the Committee may provide complete or partial exceptions to this requirement as it deems equitable. The grantee could not dispose of the shares prior to the expiration of the restriction period. During this period, the grantee would be entitled to vote the shares and, at the discretion of the Committee, receive dividends. Each certificate would bear a legend giving notice of the restrictions in the grant.

Federal Income Tax Consequences
- -------------------------------

     Stock Options. The grant of an incentive stock option or a nonqualified stock option would not result in income for the grantee or in a deduction for the Company.

     The exercise of a nonqualified stock option would result in ordinary income for the grantee and a deduction for the Company measured by the difference between the option price and the fair market value of the share received at the time of exercise. Income tax withholding would be required.

     The exercise of an incentive stock option would not result in income for the grantee if the grantee (i) does not dispose of the share within two years after the date of grant or one year after the transfer of shares upon exercise and (ii) is an employee of the company or a subsidiary of the Company from the date of grant until three months before the exercise date. If these requirements are met, the basis of the shares upon later disposition would be the option price. Any gain will be taxed to the employee as long-term capital gain and the Company would not be entitled to a deduction. The excess of the market value on the exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax.

     If the grantee disposes of the shares prior to the expiration of either of the holding periods, the grantee would recognize ordinary income and the Company would be entitled to a deduction equal to the lesser of the fair market value of the shares on the exercise date minus the option price or the amount realized on disposition minus the option price. Any gain in excess of the ordinary income portion would be taxable as long-term or short-term capital gain.

     SARs and Performance Share Awards. The grant of a SAR or a Performance Share Award would not result in income for the grantee or in a deduction for the Company. Upon the exercise of a SAR or the receipt of shares or cash under a Performance Share Award, the grantee would recognize ordinary income and the Company would be entitled to a deduction measured by the fair market value of the shares plus any cash received. Income tax withholding would be required.

     Restricted Stock Grants. The grant of restricted stock should not result in income for the grantee or in a deduction for the Company for federal income purposes, assuming the shares transferred are subject to restrictions resulting in a "substantial risk of forfeiture" as intended by the Company. If there are no such restrictions, the grantee would recognize ordinary income upon receipt of the shares. Dividends paid to the grantee while the stock remained subject to restriction would be treated as compensation for federal income tax purposes. At the time the restrictions lapse, the grantee would receive ordinary income and the Company would be entitled to a deduction measured by fair market value of the shares at the time of lapse. Income tax withholding would be required.

Other Information
- -----------------

     Upon approval by the Company's shareholders, the Plan will be effective on February 1, 1996 and will terminate on January 31, 2006 unless terminated earlier by the Board of Directors or extended by the Board with the approval of the shareholders. The Board may amend the Plan as it deems advisable but, if the Securities Exchange Act of 1934 requires the Company to obtain shareholder approval, then such approval will be sought. Employees who will participate in the Plan in the future and the amounts of their allotments are to be determined by the Committee subject to any restrictions outlined above. Since no such determinations have yet been made, it is not possible to state the terms of any individual options which may be issued under the Plan or the names or positions of or respective amounts of the allotment to any individuals who may participate.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.


                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     The Company entered into a two-year Consulting Agreement with William E. Carl, a director, commencing on July 15, 1995, and terminating on July 14, 1997, pursuant to which he would continue as a consultant to the Company. In consideration of such consulting services, the Company will pay Mr. Carl the amount of $60,000 per year. In addition, the Company provides Mr. Carl with group dental and term life insurance and pays the cost of Medicare supplemental coverage.

                            INDEPENDENT ACCOUNTANTS

     Coopers & Lybrand, Certified Public Accountants, who certified the Company's financial statements for 1995, has advised the Company that it has no direct or material financial interest in the Company. A representative of the firm of Coopers & Lybrand will be present at the Meeting. He or she will be provided the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. The Board of Directors has not yet selected accountants for the current calendar year.

                                 OTHER MATTERS

     Management knows of no other business to be presented at the Meeting. If other matters do properly come before the Meeting, persons acting pursuant to the proxy will vote on them in their discretion.

     A copy of the Company's Annual Report, including financial statements for calendar year 1995, are currently being mailed with this Proxy Statement.


                 DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

     Proposals to be submitted for the Company's 1997 Annual Meeting of Shareholders must be received by the Company no later than March 15, 1997.

                                  EXHIBIT "A"

                            MCFARLAND ENERGY, INC.
                           1996 INCENTIVE STOCK PLAN

     The 1996 Incentive Stock Plan ("Plan"), effective February 1, 1996, is established to encourage employees of McFarland Energy, Inc. ("Company"), its subsidiaries, and its affiliates, to acquire Common Stock in the Company. It is believed that the Plan will stimulate employees' efforts on the Company's behalf, will tend to maintain and strengthen their desire to remain with the Company, will be in the interest of the Company and its Shareholders, and will encourage such employees to have a greater personal financial investment in the Company through ownership of its Company Stock.

1.  ADMINISTRATION

     The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company ("Committee"). The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as its deems necessary for the proper administration of the Plan, and to make such determinations and to take such action in connection therewith or in relation to the Plan as it deems necessary or advisable, consistent with the Plan. The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other senior members of management as the Committee deems appropriate; provided, however, that the Committee may not delegate its authority with regard to any matter or action affecting an officer subject to
Section 16 of the Securities Exchange Act of 1934.

2.  ELIGIBILITY

     Regular full-time and part-time employees of the Company, its subsidiaries, and its affiliates, including officers, whether or not directors of the Company, shall be eligible to participate in the Plan ("Eligible Employees") if designated by the Committee or its delegate. Those directors who are not regular employees are not eligible.

3.  INCENTIVES

     Incentives under the plan may be granted in any one or a combination of (a) Incentive Stock Options (or other statutory stock option); (b) Nonqualified Stock Options; (c) Stock Appreciation Rights; (d) Restricted Stock Grants and
(e) Performance Shares (together "Incentives"). All Incentives shall be subject to the terms and conditions set forth herein and to such other terms and conditions as may be established by the Committee. Determinations by the Committee under the Plan including without limitation, determinations of the Eligible Employees, the form, amount and timing of Incentives, the terms and provisions of Incentives, and the agreements evidencing Incentives, need not be uniform and may be made selectively among Eligible Employees who receive, or are eligible to receive, Incentives hereunder, whether or not such Eligible Employees are similarly situated.

4.  SHARES AVAILABLE FOR INCENTIVES

     (a) Shares Subject to Issuance or Transfer. Subject to adjustment as provided in Section 4 (b) hereof, there is hereby reserved for issuance under the Plan 260,000 shares of the Company's Common Stock ("Common Stock"). The shares available for granting awards shall be increased by the number of shares as to which options or other benefits granted under the Plan have lapsed, expired, terminated or been cancelled. In addition, any shares reserved for issuance under the Company's 1986 Stock Option Plan and 1989 Stock Option Plan ("Prior Plans") in excess of the number of shares as to which option or other benefits have been awarded thereunder, plus any such shares as to which options or other benefits granted under the Prior Plans may lapse, expire, terminate or be cancelled, shall also be reserved and available for issuance or reissuance under the Plan. Shares under this Plan may be delivered by the Company from its authorized but unissued shares of Common Stock or from Common Stock held in the Treasury.

     (b) Recapitalization Adjustment. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment, if any, as it may deem appropriate in the number and kind of shares authorized by the Plan, in the number and kind of shares covered by Incentives granted, in the case of Stock Option, in the option price, and in the case of Stock Appreciation Rights, in the fair market value.

5.  STOCK OPTIONS.

     The Committee may grant options qualifying as Incentive Stock Options under the Internal Revenue Code of 1986, as amended, or any successor code thereto (the "Code"), other statutory options under the Code, and Nonqualified Options (collectively "Stock Options"). Such Stock Options shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

     (a) Option Price. The option price per share with respect to each Stock Option shall be determined by the Committee, but shall not be less than 100% of the fair market value of the Common Stock on the date the Stock Option is granted, as determined by the Committee.

     (b) Period of Option. The period of each Stock Option shall be fixed by the Committee but shall not exceed ten (10) years.

     (c) Payment. The option price shall be payable in cash, the Company's Common Stock (valued at fair market value on the date of exercise), or a combination thereof, as the Committee may determine from time to time at the time the Stock Option is exercised. No shares shall be issued unless full payment therefor has been made. A grantee of a Stock Option shall have none of the rights of a shareholder until the shares are issued.

     (d) Exercise of Option. The shares covered by a Stock Option may be purchased in such installments and on such exercise dates as the Committee or its delegate may determine. Any shares not purchased on the applicable exercise date may be purchased thereafter at any time prior to the final expiration of the Stock Option. In no event (including those specified in paragraphs (e), (f) and (g) of this section) shall any Stock Option be exercisable after its specified expiration period.

     (e) Termination of Employment. Upon the termination of a Stock Option grantee's employment (for any reason other than retirement, death or termination for deliberate, willful or gross misconduct); Stock Option privileges shall be limited to the shares which were immediately exercisable at the date of such termination. The Committee, however, in its discretion, may provide that any Stock Options outstanding but not yet exercisable upon the termination of a Stock Option grantee's employment may become exercisable in accordance with a schedule to be determined by the Committee. Such Stock Option privileges shall expire unless exercised or surrender under a Stock Appreciation Right within such period of time after the date of termination of employment as may be established by the Committee, but in no event later than the expiration date of the Stock Option. If a Stock Option grantee's employment is terminated for deliberate, willful or gross misconduct, as determined by the Company, all rights under the Stock Option shall expire upon receipt of the notice of such termination.

     (f) Retirement. Upon retirement of a Stock Option grantee, Stock Option privileges shall apply to those shares immediately exercisable at the date of retirement. The Committee, however, in its discretion, may provide that any Stock Options outstanding but not yet exercisable upon the retirement of a Stock Option grantee may become exercisable in accordance with a schedule to be determined by the Committee. Stock Option privileges shall expire unless exercised within such period of time as may be established by the Committee, but in no event later than the expiration date of the Stock Option.

     (g) Death. Upon the death of a Stock Option grantee, Stock Option privileges shall apply to those shares which were immediately exercisable at the time of death. The Committee, however, in its discretion, may provide that any Stock Options outstanding but not yet exercisable upon the death of a Stock Option grantee may become exercisable in accordance with a schedule to be determined by the Committee. Such privileges shall expire unless exercised by legal representatives within a period of time as determined by the Committee but in no event later than the expiration date of the Stock Option.

6.  STOCK APPRECIATION RIGHTS

     The Committee may, in its discretion, grant a right to receive the appreciation in the fair market value of shares of Common Stock ("Stock Appreciation Right") either singly or in combination with an underlying Stock Option granted hereunder or under the Prior Plans. Such Stock Appreciation Rights shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

     (a) Time and Period of Grant. If a Stock Appreciation Right is granted with respect to an underlying Stock Option, it may be granted at the time of the Stock Option Grant or at any time thereafter but prior to the expiration of the Stock Option Grant. If a Stock Appreciation Right is granted with respect to any underlying Stock Option, at the time the Stock Appreciation Right is granted the Committee may limit the exercise period for such Stock Appreciation Right, before and after which period no Stock Appreciation Right shall attach to the underlying Stock Option. In no event shall the exercise period for a Stock Appreciation Right granted with respect to an underlying Stock Option exceed the exercise period for such Stock Option. If a Stock Appreciation Right is granted without an underlying Stock Option, the period for exercise of the Stock Appreciation Right shall be set by the Committee.

     (b) Value of Stock Appreciation Right. If a Stock Appreciation Right is granted with respect to an underlying Stock Option, the grantee will be entitled to surrender the Stock Option which is then exercisable and receive in exchange therefor an amount equal to the excess of the fair market value of the common stock on the date the election to surrender is received by the Company over the Stock Option price multiplied by the number of shares covered by the Stock Option which are surrendered. If a Stock Appreciation Right is granted without an underlying Stock Option, the grantee will receive upon exercise of the Stock Appreciation Right an amount equal to the excess of the fair market value of the Common Stock on the date the election to surrender such Stock Appreciation Right is received by the Company over the fair market value of the Common Stock on the date of grant multiplied by the number of shares covered by the grant of the Stock Appreciation Right.

     (c) Payment of Stock Appreciation Right. Payment of a Stock Appreciation Right shall be in the form of shares of Common Stock, cash, or any combination of shares and cash. The form of payment upon exercise of such a right shall be determined by the Committee either at the time of grant of the Stock Appreciation Right or at the time of exercise of the Stock Appreciation Right.

7.  PERFORMANCE SHARE AWARDS

     The Committee may grant awards under which payment may be made in shares of Common Stock, cash or any combination of shares and cash if the performance of the Company or any subsidiary, or affiliate of the Company selected by the Committee during the Award Period meets certain goals established by the Committee ("Performance Share Awards"). Such Performance Share Awards shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

     (a) Award Period and Performance Goals. The Committee shall determine and include in a Performance Share Award grant the period of time for which a Performance Share Award is made ("Award Period"). The Committee shall also establish performance objectives ("Performance Goals") to be met by the Company, subsidiary or division during the award period as a condition to payment of the Performance Share Award. The Performance Goals may include earnings per share, return on shareholders' equity, return on assets, net income, or any other financial or other measurement established by the Committee. The Performance Goals may include minimum and optimum objectives or a single set of objectives.

     (b) Payment of Performance Share Awards. The Committee shall establish the method of calculating the amount of payment to be made under a Performance Share Award if the Performance Goals are met, including the fixing of a maximum payment. The Performance Share Award shall be expressed in terms of shares of Common Stock and referred to as "Performance Shares". After the completion of an Award Period, the performance of the Company, subsidiary or division shall be measured against the Performance Goals, and the Committee shall determine whether all, none or any portion of a Performance Share Award shall be paid. The Committee, in its discretion, may elect to make payment in shares of Common Stock, cash or a combination of shares and cash. Any cash payment shall be based on the fair market value of Performance Shares on, or as soon as practicable prior to, the date of payment.

     (c) Revision of Performance Goals. At any time prior to the end of an Award Period, the Committee may revise the Performance goals and the computation of payment if unforeseen events occur which have a substantial effect on the performance of the Company, subsidiary or division and which in the judgment of the Committee make the application of the Performance Goals unfair unless a revision is made.

     (d) Requirement of Employment. A grantee of a Performance Share Award must remain in the employ of the Company until the completion of the Award Period in order to be entitled to payment under the Performance Share Award; provided that the Committee may, in its sole discretion, provide for partial payment where such an exception is deemed equitable.

     (e) Dividends. The Committee may, in its discretion, at the time of granting of a Performance Share Award, provide that any dividends declared on the Common Stock during the Award Period, and which would have been paid with respect to Performance Shares had they been owned by a grantee, be (i) paid to the grantee, or (ii) accumulated for the benefit of the grantee and used to increase the number of Performance Shares of the grantee.

8.  RESTRICTED STOCK GRANTS

     The Committee may award shares of Common Stock to a grantee, which shares shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe ("Restricted Stock Grant").

     (a) Requirement of Employment. A grantee of a Restricted Stock Grant must remain in the employment of the Company during a period designated by the Committee ("Restriction Period") in order to retain the shares under the Restricted Stock Grant. If the grantee leaves the employment of the Company prior to the end of the Restriction Period, the Restricted Stock Grant shall terminate and the shares of Common Stock shall be returned immediately to the Company; provided that the Committee may, at the time of the grant, provide for the employment restriction to lapse with respect to a portion or portions of the Restricted Stock Grant at different times during the Restriction Period. The Committee may, in its discretion, also provide for such complete or partial exceptions to the employment restriction as it deems equitable.

     (b) Restrictions on Transfer and Legend on Stock Certificates. During the Restriction Period, the grantee may not sell, assign, transfer, pledge, or otherwise dispose of the shares of Common Stock except to a successor under Section 10. hereof. Each certificate for shares of Common Stock issued hereunder shall contain a legend giving appropriate notice of the restrictions in the grant.

     (d) Escrow Agreement. The Committee may require the grantee to enter into an escrow agreement providing that the certificate representing the Restricted Stock Grant will remain in the physical custody of an escrow holder until all restrictions are removed or expire.

     (d) Lapse of Restrictions. All restrictions imposed under the Restricted Stock Grant shall lapse upon the expiration of the Restriction Period if the conditions as to employment set forth above have been met. The grantee shall then be entitled to have the legend removed from the certificates.

     (e) Dividends. The Committee shall, in its discretion, at the time of the Restricted Stock Grant, provide that any dividends declared on the Common Stock during the Restriction Period shall either be (i) paid to the grantee, or (ii) accumulated for the benefit of the grantee and paid to the grantee only after the expiration of the Restriction Period.

9.  DISCONTINUANCE OR AMENDMENT OF THE PLAN

     The Board of Directors may discontinue the Plan at any time and may from time to time amend or revise the terms of the Plan as permitted by applicable statutes, except that it may not revoke or alter, in a manner unfavorable to the grantees of any Incentives hereunder, any Incentives then outstanding, nor may the Board amend the Plan without shareholder approval where the absence of such approval would cause the Plan to fail to comply with Rule 16b-3 under the Securities Exchange Act of 1934, or any other requirement of applicable law or regulation. No Incentive shall be granted under the Plan after January 31, 2006, but Incentives granted theretofore may extend beyond that date.

10. NONTRANSFERABILITY

     Each Incentive Stock Option granted under the Plan shall not be transferable other than by will or the laws of descent and distribution; each other Incentive granted under the Plan may be transferable subject to the terms and conditions as may be established by the committee in accordance with regulations promulgated under the Securities Exchange Act of 1934, or any other applicable law or regulation.

11. NO RIGHT OF EMPLOYMENT

     The Plan and the Incentives granted hereunder shall not confer upon any Eligible Employee the right to continued employment with the Company, its subsidiaries, or its affiliates, or affect in any way the right of such entities to terminate the employment of an Eligible Employee at any time and for any reason.

12. TAXES

     The Company shall be entitled to withhold the amount of any tax attributable to any option granted, any amount payable or shares deliverable under the Plan after giving the person entitled to receive such amount or shares notice as far in advance as practicable.

PROXY                        MCFARLAND ENERGY, INC.                        PROXY
                            10425 S. PAINTER AVENUE
                           SANTA FE SPRINGS, CA 90670

  J. C. MCFARLAND and WILLIAM E. CARL, and each of them, with full power of substitution, are hereby authorized to represent and to vote the stock of the undersigned MCFARLAND ENERGY, INC. ("Company") at the Annual Meeting of Shareholders to be held on May 30, 1996 and at any adjournment thereof.

  Unless otherwise specified in the squares provided below, the undersigned's vote is to be cast FOR Items 1 and 2.

  1. ELECTION OF DIRECTORS

     [_] FOR all nominees listed below     [_] WITHHOLD AUTHORITY
        (except as marked to the               to vote for all
        contrary below)                        nominees listed below

                      John C. Capshaw and John B. Pollara

  INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.

               -----------------------------------------------------------------

- --------------------------------------------------------------------------------

  2. TO ACT UPON A PROPOSAL TO APPROVE AND ADOPT THE 1996 INCENTIVE STOCK PLAN

                      [_] FOR   [_] AGAINST   [_] ABSTAIN

  3. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.


                                      Date: ___________________________________

                                      _________________________________________

                                      _________________________________________

                                      _________________________________________
                                      Please sign as name(s) appears. If joint account, EACH joint owner should sign.